Exhibit
No.

10
                               FIRST AMENDMENT
                                     TO
                   STORAGE TRUST REALTY 1994 SHARE OPTION PLAN

  A. Background. Storage Trust Realty, a Maryland real estate investment trust (the "REIT"), is the general partner of Storage Trust Properties, L.P. (the "Partnership"), a Delaware limited partnership. The Partnership owns all of the preferred stock of Storage Realty Management Co., a Delaware corporation (the "Management Company"). The REIT, the Partnership and the Management Company have adopted the Storage Trust Realty 1994 Share Option Plan (the "Plan"), effective November 16, 1994. The Board of Trustees of the REIT has approved this First Amendment to the Plan (this "Amendment) and the REIT's shareholders have approved this Amendment.

  B. Amendment. Section 4.1 of the Plan is hereby amended and restated in its entirety as follows:

      4.1 Number of Shares and Units Subject to Option. Subject to the adjustment provisions of Section 4.4, the aggregate number of

      (a). Shares which may be subject to Share Options (whether as Incentive Share Options or Nonqualified Options), and

      (b).  Units which may be subject to Unit Options,

shall not exceed 730,000 Shares or 730,000 Units, or any combination of the foregoing. If, and to the extent, that Options granted under the Plan terminate, expire or are canceled for any reason without having been exercised, the Shares or Units reserved for issuance pursuant to the terminated, expired or canceled Option (and any Shares reserved in connection with the Conversion Rights of the Units) shall again be available for the granting of Options; provided that the granting and terms of such new Options shall in all respects comply with the provisions of the Plan.
No Options to purchase fractional Shares or fractional Units shall be granted or issued under the Plan.

  C. Capitalized Terms. All capitalized terms used but not defined in this Amendment are used as defined in the Plan.